Exhibit 99.1

Contact:

Rob Seim	Omnicell, Inc.
Vice President of	1201 Charleston Road
Finance and CFO	Mountain View, CA 94043
800-850-6664, ext. 6478
robs@omnicell.com

For Immediate Release

Omnicell Announces First Quarter 2007 Financial Results

MOUNTAIN VIEW, Calif. — Apr. 23, 2007 — Omnicell, Inc. (NASDAQ: OMCL), a leading provider of patient safety technology, today announced results for the quarter ended Mar. 31, 2007.

GAAP results: Revenues for the first quarter of 2007 totaled $48.2 million, up $5.1 million or 12% from the fourth quarter of 2006 of $43.1 million, and up $14.0 million or 41% from the first quarter of 2006.

First quarter 2007 net income as reported in accordance with U.S. generally accepted accounting principles (GAAP) was $4.0 million, or $0.13 per fully diluted share. This compares to net income of $4.1 million, or $0.14 per fully diluted share in the fourth quarter of 2006 and $1.0 million in the first quarter of 2006 or $0.04 per fully diluted share

Product backlog grew to $113.8 million, up $6.8 million or 5.9% from December 31, 2006 and up $43.3 million or 56.1% from Mar. 31, 2006.

Non-GAAP results: Excluding the impact of recording $2.7 million in share-based compensation expenses related to SFAS No. 123(R), non-GAAP net income was $6.6 million for the three months ended Mar. 31, 2007, or $0.22 per fully diluted share. This compares to first quarter 2006 non-GAAP net income of $3.2 million or fully diluted earnings per share of $0.11. Non-GAAP results, as presented in the attached consolidated statements, exclude certain expenses for the applicable periods.

Omnicell Chairman, President and CEO Randall A. Lipps commented, “Customers have again voted for Omnicell products with strong orders of our hospital automation solutions.  Demand has been strong for several quarters, and we responded by installing substantially more automation equipment in the first quarter of 2007, generating record revenues for Omnicell.  I’m very pleased with the results we’ve been able to achieve.

Financial Results Conference Call Details

Management will discuss financial results for the first quarter of 2007 on Tuesday, April 24, 2007 at 5:30 a.m. PT via conference call. Investors and analysts may listen to this conference call by logging on to www.omnicell.com or by dialing 800-696-5518— toll-free (domestic) or 706-758-4883 — direct-dial (international) approximately 10 minutes prior to the scheduled start. A replay of the call will be available from 6:30 a.m. PT on Apr. 24, 2007 through 11:59 p.m. PT on May 8, 2007. Dialing 800-642-1687— toll-free (domestic) or 706-645-9291— direct-dial (international) and entering pass code 3046740# for both numbers will access the call replay. On the conference call, management will be discussing certain additional financial and statistical information. That information can be located on the “Investor Relations” page of Omnicell’s Web site at www.omnicell.com.

About Omnicell

Omnicell, Inc. (NASDAQ: OMCL) is a leading provider of systems and software solutions targeting patient safety and operational efficiency in healthcare facilities. Since 1992, Omnicell has worked to enhance patient safety and allow clinicians to spend more time with their patients.

Omnicell’s medication-use product line includes solutions for the central pharmacy, nursing unit, operating room, and patient bedside. Solutions range from large central pharmacy “smart inventory” carousels to small handheld devices. From the point at which a medication arrives at the receiving dock to the time it is administered, Omnicell systems store it, package it, bar code it, order it, issue it, and provide information and controls on its use and reorder.

Our supply product lines provide a healthcare institution with fast, effective control of costs, capture of charges for payer reimbursement, and timely reorder of supplies. Products range from high-security closed-cabinet systems and software to open-shelf and combination solutions in the nursing unit, cath lab and operating room.

Omnicell’s mission is to provide the best customer experience in healthcare, helping hospitals reduce medication errors, operate more efficiently, and decrease costs. For more information, visit www.omnicell.com.

Forward-Looking Statements

To the extent any statements contained in this release deal with information that is not historical, these statements are necessarily forward-looking. As such, they are subject to the occurrence of many events outside Omnicell’s control and are subject to various risk factors that could cause actual results to differ materially from those expressed or implied in any forward-looking statement. The risk factors are described in the Company’s Securities and Exchange Commission filings and include, without limitation, the continued growth and acceptance of our products and services and the continued growth of the clinical automation and workflow automation market generally, the potential of increasing competition, the ability of the company to achieve profitability in the next few quarters, grow product backlog, retain key personnel, cut expenses, develop new products and integrate acquired products or intellectual property in a timely and cost-effective manner, and improve sales productivity. Prospective investors are cautioned not to place undue reliance on forward-looking statements.

Use of Non-GAAP Financial Information

This press release contains financial measures that are not calculated in accordance with U.S. generally accepted accounting principles (GAAP). Our management evaluates and makes operating decisions using various performance measures. In addition to Omnicell’s GAAP results, we also consider non-GAAP gross margin, non-GAAP operating expenses, non-GAAP net income (loss), and non-GAAP earnings (loss) per share-diluted.  These non-GAAP results should not be considered as an alternative to gross margin, operating expenses, net income, earnings per share-diluted, or any other performance measure derived in accordance with GAAP.  We present these non-GAAP results because we consider them to be important supplemental measures of Omnicell’s performance.

Our non-GAAP gross margin, non-GAAP operating expenses, non-GAAP net income, non-GAAP earnings per share-diluted are exclusive of certain items to facilitate management’s review of the comparability of Omnicell’s core operating results on a period to period basis because such items are not related to Omnicell’s ongoing core operating results as viewed by management. We define our “core operating results” as those revenues recorded in a particular period and the expenses incurred within that period that directly drive operating income in that period. Management uses these non-GAAP financial measures in making operating decisions because, in addition to meaningful supplemental information regarding operation performance, the measures give us a better understanding of how we should invest in research and development, fund infrastructure growth and evaluate marketing strategies. In calculating the above non-GAAP results, management specifically adjusted for the following excluded items:

a)  Stock-based compensation expense impact of SFAS 123R.  We recognize equity plan-related compensation expenses, which represent the fair value of all share-based payments to employees,

including grants of employee stock options, as required under SFAS No. 123 (revised 2004), “Share-Based Payment” (SFAS 123R).

b) The cumulative tax effect related to a change in accounting principle.  This refers to Omnicell’s presentation of our reconciliation of non-GAAP financial measures on a net of tax basis due to the adoption of SFAS 123R.

Management adjusts for the excluded items because management believes that, in general, these items possess one or more of the following characteristics: their magnitude and timing is largely outside of Omnicell’s control; they are unrelated to the ongoing operation of the business in the ordinary course; they are unusual and we do not expect them to occur in the ordinary course of business; or they are non-operational, or non-cash expenses involving stock option grants.

We believe that the presentation of these non-GAAP financial measures is warranted for several reasons:

1) Such non-GAAP financial measures provide an additional analytical tool for understanding Omnicell’s financial performance by excluding the impact of items which may obscure trends in the core operating results of the business;

2) Since we have historically reported non-GAAP results to the investment community, we believe the inclusion of non-GAAP numbers provides consistency and enhances investors’ ability to compare our performance across financial reporting periods;

3) These non-GAAP financial measures are employed by Omnicell’s management in its own evaluation of performance and are utilized in financial and operational decision making processes, such as budget planning and forecasting;

4) These non-GAAP financial measures facilitate comparisons to the operating results of other companies in our industry, which use similar financial measures to supplement their GAAP results, thus enhancing the perspective of investors who wish to utilize such comparisons in their analysis of our performance.

Set forth below are additional reasons why specific items are excluded from our non-GAAP financial measures:

a)  While stock-based compensation calculated in accordance with SFAS 123R constitutes an ongoing and recurring expense of Omnicell, it is not an expense which requires cash settlement by Omnicell. We therefore exclude these charges for purposes of evaluating core operating results. Thus, our non-GAAP measurements are presented exclusive of stock-based compensation expenses to assist management and investors in evaluating our core operating results.

b) We present our reconciliation of non-GAAP financial measures on a net of tax basis because the exact tax differences related to the timing and deductibility of stock-based compensation, pursuant to the adoption of SFAS 123R, is dependent upon the trading price of Omnicell’s common stock and the timing and exercise by employees of their stock options.  We analyze and measure operating results net of tax when evaluating core operating results because the tax effect related to stock-based compensation expenses is inconsistent in amount and frequency.

As stated above, we present non-GAAP financial measures because we consider them to be important supplemental measures of performance. However, non-GAAP financial measures have limitations as an analytical tool and should not be considered in isolation or as a substitute for Omnicell’s GAAP results.  In the future, we expect to incur expenses similar to the non-GAAP adjustments described above and expect to continue reporting non-GAAP financial measures excluding such items. Some of the limitations in relying on non-GAAP financial measures are:

     — Omnicell’s stock option and stock purchase plans are important components of incentive compensation arrangements and will be reflected as expenses in  Omnicell’s GAAP results for the foreseeable future under SFAS 123R.

     — Other companies, including other companies in Omnicell’s industry, may calculate non-GAAP financial measures differently than Omnicell, limiting their usefulness as a comparative measure.

Pursuant to the requirements of SEC Regulation G, a detailed reconciliation between the company’s GAAP and non-GAAP financial results is set forth in the financial statements at the end of this press release. Investors are advised to carefully review and consider this information strictly as a supplement to the GAAP results that are contained in this press release and in the company’s SEC filings.

Omnicell, Inc.

Condensed Consolidated Statement of Operations

(in thousands, except for per share data, unaudited)

	Three Months Ended
	March 31, 2007	December 31, 2006	March 31, 2006
Revenues:
Product	$40,241	$34,994	$26,472
Services and other revenues	7,920	8,092	7,665
Total revenue	48,161	43,086	34,137

Cost of revenues:
Cost of product revenues	18,741	15,827	12,179
Cost of services and other revenues	4,178	3,137	3,305
Total cost of revenues	22,919	18,964	15,484

Gross profits	25,242	24,122	18,653
Operating expenses:
Research and development	3,385	3,364	2,655
Selling, general, and administrative	18,363	17,012	15,265
Total operating expenses	21,748	20,376	17,920
Income (loss) from operations	3,494	3,746	733
Other income and expense	747	636	343
Income (loss) before provision for income taxes	4,241	4,382	1,076

Provision for (benefit from) income taxes	276	282	60
Net income (loss)	$3,965	$4,100	$1,016

Net income (loss) per share:
Basic	$0.14	$0.15	$0.04
Diluted	$0.13	$0.14	$0.04

Shares used in computing net income per share:
Basic	28,736	28,018	26,442
Diluted	30,449	30,001	27,795

Omnicell, Inc.

Condensed Consolidated Balance Sheet

(In thousands)

	March 31,
	2007	December, 31
	(unaudited)	2006 (1)

Current Assets:
Cash and cash equivalents	$64,669	$60,856
Accounts receivable, net	37,741	36,050
Inventories	16,161	15,724
Prepaid expenses	7,189	8,033
Other current assets	5,973	9,183
Total current assets	131,733	129,846
Property and equipment, net	5,127	5,226
Non-current net investment in sales-type leases	10,045	10,215
Other assets	11,015	9,343
Total Assets	$157,920	$154,630

Current Liabilities:
Accounts payable	$8,891	$8,792
Accrued compensation	7,289	7,702
Advance payments from customers	3,297	9,878
Accrued liabilities	3,033	4,420
Deferred service revenue	7,990	7,707
Deferred gross profit	13,293	13,964
Obligation resulting from sale of receivables	838	1,093
Total current liabilities	44,631	53,556
Long-term deferred service revenue	11,816	10,083
Other long-term liabilities	738	995
Total Liabilities	57,185	64,634

Stockholders’ equity	100,735	89,996
Total Liabilities and Stockholders’ Equity	$157,920	$154,630

(1) Information derived from the audited Consolidated Financial Statements.

Omnicell, Inc.

Reconciliation of GAAP to Non-GAAP

(in thousands, except for per share data, unaudited)

	Three months ended
	March 31, 2007		March 31, 2006
	Net income	Earnings per share-diluted	Net income	Earnings per share-diluted
GAAP	$3,965	$0.13	$1,016	$0.04
Non-GAAP Adjustments:
SFAS No. 123(R)
adjustment (a)
Gross Margin	$394		$304
Operating Expenses	$2,265		$1,862
	2,659	$0.09	2,166	$0.08

Non-GAAP	$6,624	$0.22	$3,182	$0.11

(a) This adjustment reflects the accounting impact of non-cash share-based compensation expense related to the impact of SFAS No.123R for the three months ended March 31, 2007 and 2006